CONSENT OF INDEPENDENT AUDITORS


We have previously issued our report dated May 27, 1998 on the consolidated financial statements of Aqua Clara Bottling & Distribution, Inc. and Subsidiary. Our report covered the financial position of Aqua Clara Bottling and Distribution, Inc. and Subsidiary as of April 4, 1998 and the results of its operations and its cash flows for the years ended April 4, 1998 and March 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-1 being filed with the Securities and Exchange Commission by the Registrant


Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
May 11, 2000